Chuy’s Holdings, Inc. Announces Third Quarter 2023 Financial Results

AUSTIN, Texas, November 2, 2023 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the third quarter ended September 24, 2023.
Highlights for the third quarter ended September 24, 2023 were as follows:
•Revenue increased 6.4% to $113.5 million compared to $106.7 million in the third quarter of 2022.
•Comparable restaurant sales increased 2.0% as compared to the third quarter of 2022.
•Net income increased $2.1 million, or 41.8%, to $7.1 million, or $0.39 per diluted share, as compared to $5.0 million, or $0.27 per diluted share, in the third quarter of 2022.
•Adjusted net income(1) increased $2.0 million, or 33.0%, to $7.9 million, or $0.44 per diluted share, as compared to $5.9 million, or $0.31 per diluted share, in the third quarter of 2022.
•Restaurant-level operating margin(1) increased $3.3 million, or 17.6%, to $22.0 million as compared to $18.7 million in the third quarter of 2022. Restaurant-level operating margin(1) as a percentage of revenue increased 190 points to 19.4% as compared to 17.5% in the third quarter of 2022.
•Cash and cash equivalents were $69.9 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
(1)Adjusted net income and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our solid third quarter performance was a direct result of our team’s continued progress in executing our initiatives to drive sustainable top-line growth and profitability. For the quarter, we grew revenue by over 6% and posted a comparable sales increase of 2%. We were also able to achieve one of the best restaurant-level operating margins in the casual dining industry segment at 19.4% through our continued focus on four-wall operational excellence. Overall, we believe our business fundamentals remain strong and our team is eager and energized to provide our customers with the unique Chuy’s experience they have come to expect when they visit our restaurants.”
Hislop added, “During the quarter, we opened our third restaurant of the year in Harker Heights, TX, bringing our total to 100 restaurants. We are pleased with the performance of our recent openings and remain excited about the organic growth opportunities ahead for the brand.”
Third Quarter 2023 Financial Results
Revenue was $113.5 million in the third quarter of 2023 compared to $106.7 million in the third quarter of 2022. The increase was primarily related to an increase in our comparable restaurant sales as well as incremental revenue from an additional 65 operating weeks provided by new restaurants opened during and subsequent to the third quarter of 2022. For the third quarter of 2023, off-premise sales were approximately 28% of total revenue compared to approximately 26% during the same period in fiscal 2022.
Comparable restaurant sales increased 2.0% for the third quarter of 2023 compared to the same period last year primarily driven by a 3.8% increase in average check, partially offset by a 1.8% decrease in average weekly customers.

Total restaurant operating costs as a percentage of revenue decreased by approximately 190 basis points to 80.6% in the third quarter of 2023 from 82.5% in the third quarter of 2022 primarily driven by the following:
•Cost of sales decreased 220 basis points primarily driven by overall commodity deflation of approximately 5% during the quarter as compared to the same period a year ago as well as leverage on a menu price increase taken subsequent to the third quarter of 2022.
•Operating costs increased 50 basis points primarily driven by higher delivery service charges as a result of increased delivery sales, an increase in restaurant repair and maintenance costs, and higher insurance premiums, partially offset by lower utility costs as compared to the third quarter of 2022.
•Occupancy costs decreased 20 basis points primarily as a result of sales leverage on fixed occupancy expenses.
General and administrative expenses increased to $7.9 million for the third quarter of 2023 compared to $6.7 million for the same period in 2022. As a percentage of revenues, general and administrative expenses increased to 6.9% in the third quarter of 2023 from 6.3% in the third quarter of 2022.
Impairment, closed restaurant and other costs were $1.0 million ($0.8 million, net of tax or $0.04 per diluted share) during the third quarter of 2023 and $1.2 million ($0.9 million, net of tax or $0.05 per diluted share) during the same period last year. The decrease was primarily related to a reduction in rent paid on previously closed restaurants. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate was 14.7% compared to 13.3% in the same period last year. The increase in the effective tax rate was mainly attributed to a decrease in the proportion of employee tax credits to estimated annual income.
As a result of the foregoing, net income was $7.1 million, or $0.39 per diluted share in the third quarter of 2023 compared to $5.0 million, or $0.27 per diluted share, in the third quarter of 2022.
Adjusted net income was $7.9 million, or $0.44 per diluted share, in the third quarter of 2023 compared to $5.9 million, or $0.31 per diluted share, in the third quarter of 2022. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the third quarter of 2023, one restaurant was opened in Harker Heights, TX, which brings our total number of restaurants to 100 as of September 24, 2023.
Share Repurchase Program
During the third quarter of 2023, the Company repurchased 538,907 shares of its common stock for a total of approximately $20.0 million. During the thirty-nine weeks ended September 24, 2023, the Company repurchased 622,428 shares of its common stock for a total of approximately $23.0 million. As of September 24, 2023, the Company had $27.0 million remaining under the share repurchase program. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2023 Outlook
The Company now expects 2023 adjusted net income(1) per diluted share of $1.85 to $1.90 as compared to net income per diluted share of $1.11 and adjusted net income(1) per diluted share of $1.37 in fiscal 2022. The adjusted net income guidance for fiscal 2023 includes an estimated $0.08 to $0.10 per diluted share positive impact due to the fourth quarter of 2023 containing 14 weeks versus 13 weeks in fiscal 2022 and is further based, in part, on the following annual assumptions:
•General and administrative expense of $30.0 to $31.0 million;
•Four new restaurants;
•Net capital expenditures (net of tenant improvement allowances) of approximately $35 to $37 million;
•Restaurant pre-opening expenses of approximately $2.0 to $2.3 million;
•An effective annual tax rate (excluding unusual items) of approximately 13% to 14%;

•Annual weighted diluted shares outstanding of 17.9 million to 18.0 million.
(1)    Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income for fiscal 2022 to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see "Non-GAAP Measures" below.
The Company does not provide a reconciliation of 2023 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate. As a result, we are unable to assess the probable significance of the unavailable information.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable restaurant sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 94 restaurants at September 24, 2023.
Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurants and other costs, and depreciation.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Operating margin represents income from operations as a percentage of our revenue. By monitoring and controlling our operating margins, we can gauge the overall profitability of our Company.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2023 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13734944. The replay will be available until Thursday, November 16, 2023.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s 2023 outlook, including 2023 adjusted net income, general and administrative expense, new restaurant openings, net capital expenditures, restaurant pre-opening expenses, effective annual tax rate and annual weighted diluted shares outstanding guidance, an estimated $0.08 to $0.10 per diluted share positive impact due to an extra week in the fourth quarter of 2023 as compared to 2022, organic growth opportunities ahead and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating margin and adjusted net income. Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, and depreciation. Restaurant-level operating margin is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating margin internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating margin because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs, and impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating margin thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating margin as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Adjusted net income represents net income before impairment, closed restaurant and other costs, and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 24, 2023		September 25, 2022		September 24, 2023		September 25, 2022
Revenue	$113,464	100.0%	$106,682	100.0%	$344,963	100.0%	$318,114	100.0%

Costs and expenses:
Cost of sales	28,517	25.1	29,149	27.3	86,667	25.1	86,266	27.1
Labor	34,548	30.4	32,378	30.4	103,809	30.1	94,470	29.7
Operating	19,047	16.8	17,441	16.3	56,021	16.2	51,164	16.1
Occupancy	7,772	6.8	7,490	7.0	23,770	6.9	22,698	7.1
General and administrative	7,885	6.9	6,700	6.3	23,389	6.8	19,848	6.2
Marketing	1,609	1.5	1,541	1.5	4,852	1.5	4,568	1.5
Restaurant pre-opening	343	0.3	266	0.2	1,437	0.4	733	0.2
Impairment, closed restaurant and other costs	1,017	0.9	1,190	1.1	1,870	0.5	3,203	1.0
Depreciation	5,378	4.8	5,102	4.8	15,740	4.6	15,065	4.8
Total costs and expenses	106,116	93.5	101,257	94.9	317,555	92.1	298,015	93.7
Income from operations	7,348	6.5	5,425	5.1	27,408	7.9	20,099	6.3
Interest income, net	(945)	(0.8)	(331)	(0.3)	(2,576)	(0.8)	(378)	(0.1)
Income before income taxes	8,293	7.3	5,756	5.4	29,984	8.7	20,477	6.4
Income tax expense	1,219	1.1	767	0.7	3,954	1.2	2,099	0.6
Net income	$7,074	6.2%	$4,989	4.7%	$26,030	7.5%	$18,378	5.8%

Net income per common share: Basic	$0.40		$0.27		$1.45		$0.97
Net income per common share: Diluted	$0.39		$0.27		$1.44		$0.97

Weighted-average shares outstanding: Basic	17,877,063		18,685,401		17,992,608		18,901,542
Weighted-average shares outstanding: Diluted	17,987,525		18,761,263		18,103,825		19,010,238

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022
Net income as reported	$7,074	$4,989	$26,030	$18,378
Impairment, closed restaurant and other costs	1,017	1,190	1,870	3,203
Income tax effect on adjustment (1)	(234)	(274)	(431)	(738)
Adjusted net income	$7,857	$5,905	$27,469	$20,843

Adjusted net income per common share: basic	$0.44	$0.32	$1.53	$1.10
Adjusted net income per common share: diluted	$0.44	$0.31	$1.52	$1.10

Weighted-average shares outstanding: basic	17,877,063	18,685,401	17,992,608	18,901,542
Weighted-average shares outstanding: diluted	17,987,525	18,761,263	18,103,825	19,010,238

Year Ended
December 25, 2022
Net income as reported	$20,855
Impairment, closed restaurant and other costs	6,452
Income tax effect on adjustments (1)	(1,487)
Adjusted net income	$25,820

Adjusted net income per common share: basic	$1.38
Adjusted net income per common share: diluted	$1.37

Weighted-average shares outstanding: basic	18,682,255
Weighted-average shares outstanding: diluted	18,793,455

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs during the thirteen weeks and thirty-nine weeks ended September 24, 2023 and September 25, 2022 and during the year ended December 25, 2022. The Company uses its statutory rate to calculate the tax effect on adjustments.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 24, 2023		September 25, 2022		September 24, 2023		September 25, 2022
Income from operations as reported	$7,348	6.5%	$5,425	5.1%	$27,408	7.9%	$20,099	6.3%
General and administrative	7,885	6.9	6,700	6.3	23,389	6.8	19,848	6.2
Restaurant pre-opening expenses	343	0.3	266	0.2	1,437	0.4	733	0.2
Impairment, closed restaurant and other costs	1,017	0.9	1,190	1.1	1,870	0.5	3,203	1.0
Depreciation	5,378	4.8	5,102	4.8	15,740	4.6	15,065	4.8
Restaurant-level operating margin	$21,971	19.4%	$18,683	17.5%	$69,844	20.2%	$58,948	18.5%

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	September 24, 2023	December 25, 2022
Cash and cash equivalents	$69,863	$78,028
Total assets	474,303	474,781
Long-term debt	—	—
Total stockholders’ equity	249,227	244,561

Investor Relations
Natalie Harden
512-370-2691

Jeff Priester
332-242-4370
investors@chuys.com